Exhibit 10.2
SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE OF A TYPE THAT TETRA TECHNOLOGIES, INC. TREATS AS CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
PROJECT [***]
MEMORANDUM OF UNDERSTANDING
    This MEMORANDUM OF UNDERSTANDING (this “MOU”) is entered into on June 19, 2023 (the “Execution Date”), by and between TETRA Technologies Inc. (“TETRA”) and Saltwerx LLC (“Saltwerx”).
A.    TETRA previously filed an initial application with the Arkansas Oil & Gas Commission (the “AOGC”) on March 27, 2023 to establish a proposed brine unit that included 4,147 acres for the production of brine from TETRA’s brine leases in the Smackover Limestone Formation in Arkansas (“TETRA’s Prior Brine Unit Application”).

B.    TETRA and Saltwerx wish to amend TETRA’s Prior Brine Unit Application by filing the amended application attached hereto as Exhibit A with the AOGC (the “Amended Brine Unit Application”), to combine and increase the acreage within the proposed brine unit covered thereby from 4,417 acres to 6,138 acres as described in Exhibit A-1 and Exhibit A-2 to the Amended Brine Unit Application (the “Amended Brine Unit”) for the production of brine from the Smackover Limestone Formation.

C.    The brine lease ownership that will be included within such proposed Amended Brine Unit is based on the current understanding of leased acreage within the Amended Brine Unit, with TETRA owning approximately 59%, Saltwerx owning approximately 28%, and unleased owners owning approximately 13%.

D.    The parties wish to collaborate to secure an order from the AOGC approving the Amended Brine Unit Application and establishing the Amended Brine Unit.

E.    Concurrently with the execution of this MOU, Saltwerx has provided TETRA with an executed letter in support of TETRA’s amended application for the Amended Brine Unit.

F.    The parties also wish to enter into this MOU to memorialize certain binding and non-binding commercial understandings with respect to the foregoing and the negotiation of one or more definitive documents setting forth the terms and conditions that are mutually acceptable to the parties memorializing one or more definitive joint venture(s) (or joint development(s)) between the parties with respect to project development, financing, operations, option agreements, and off-take arrangement(s) relating to the ownership, operation and/or development of the Amended Brine Unit (such definitive documents being, the “JV and Project Agreements”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Binding Commercial Understandings.

1.1.    TETRA shall file the Amended Brine Unit Application with the AOGC by July 5, 2023, and deliver Saltwerx evidence thereof promptly after such filing. TETRA shall not modify the Amended Brine Unit Application without Saltwerx’s prior written approval, which approval shall not be unreasonably withheld, conditioned, or delayed. If the AOGC does not issue an order to establish the Amended Brine Unit within 180 days after the Execution Date, TETRA reserves the right, in its discretion, to proceed with TETRA’s Prior Brine Unit Application previously filed with the AOGC or any unit application for which TETRA qualifies by providing written notice thereof to Saltwerx, in which event, the terms and provisions of this MOU (other than those set forth in paragraphs 1.1, 1.5, 3, 4.1, 4.2, 4.3, 4.4, 4.6, 4.7, and 4.9) shall terminate and no longer be of any force or effect. If TETRA fails to file the Amended Brine Unit Application with the AOGC by July 5, 2023 or if the AOGC does not issue an order to establish the Amended Brine Unit within 180 days after the Execution Date, Saltwerx reserves the right, in its discretion, to terminate this MOU by providing written notice thereof to TETRA , in which event, the terms and provisions of this MOU (other than those set forth in paragraphs 1.1, 1.5, 3, 4.1, 4.2, 4.3, 4.4, 4.6, 4.7, and 4.9) shall terminate and no longer be of any force or effect.

1.2.    Immediately following the expiration of the sixty (60)-day period beginning at the issuance of the AOGC’s order to establish the Amended Brine Unit, TETRA and Saltwerx agree to amend the Brine Unit Operating Agreement (the “Brine Unit Operating Agreement”) that is made a part of the Amended Brine Unit Application (or take any other action as necessary) to effect the transfer by TETRA to Saltwerx, for no additional consideration, ownership of a real property interest in the brine interests in the Amended Brine Unit necessary to increase Saltwerx’s ownership of a real property interest in the brine interests in the Amended Brine Unit from approximately 28% to 35% of the brine interests held by TETRA, Saltwerx and all non-electing/non-participating owners within the Amended Brine Unit.

1.3.    Subject to expiration of the sixty (60)-day period beginning at the issuance of the AOGC’s order to establish the Amended Brine Unit, TETRA will assign to Saltwerx all of TETRA’s interests in the mineral and brine rights it holds in the [***] acres outside the Amended Brine Unit as set forth on Exhibit B hereto. Saltwerx shall have the right to assert title defects with respect to TETRA’s ownership interest in such acres outside the Amended Brine Unit by providing notice thereof within sixty (60) days after the Execution Date. If TETRA fails to cure any such title defects within ninety (90) days after receiving such notice, TETRA and Saltwerx will promptly amend the Brine Unit Operating Agreement to increase Saltwerx’s ownership of brine interests in the Amended Brine Unit in an amount necessary to account for such uncured title defects([***]). If, as the result of any uncured title defect, Saltwerx’s ownership of brine interests in the Amended Brine Unit is increased above 35%, then Saltwerx will have the option to trade such brine interests in excess of 35% to TETRA in exchange for receiving from TETRA an ownership of a real property interest in the lithium in-place determined in accordance with the following formula: real property interest in the lithium-in-place equals (i) the percentage brine interest in the Amended Brine Unit transferred to TETRA multiplied by (ii) ([***]). If Saltwerx exercises this option, TETRA will execute a lithium limited mineral assignment (or other required documentation) to effect such transfer.
1.4.    For a period of six (6) months after the Execution Date, TETRA and Saltwerx shall each, and shall cause each of their respective affiliates to, deal exclusively with the other party for the purposes of development of the Amended Brine Unit or any other brine unit that includes any of TETRA’s or Saltwerx’s current brine leases that are included in the Amended Brine Unit, and will not, directly or indirectly, solicit, initiate, entertain or accept any offers or proposal from, negotiate or enter into any discussion or agreements with, or provide any information to, any person or entity other than the other party regarding the development of the Amended Brine Unit or any of the brine interests or leases that are included in the Amended Brine Unit; except that the foregoing shall not restrict TETRA from soliciting, initiating, entertaining or accepting any offers or proposals from, negotiating or entering into any discussion or agreements, or providing information to other parties related to TETRA’s financing requirements for any aspect of the Amended Brine Unit; provided that in no event shall TETRA enter into any agreement or arrangement that would directly or indirectly transfer or otherwise encumber twenty-five percent (25%) or more of the lithium extraction rights in the Amended Brine Unit or otherwise restrict Saltwerx’s ability to exercise its rights under paragraphs 1.7 and 1.9 hereof.

1.5.    TETRA’s out-of-pocket costs incurred to-date and to be incurred until Final Investment Decision (“FID”) and out-of-pocket front-end engineering and design (FEED) costs to assess the Amended Brine Unit acreage (including out-of-pocket costs associated with test wells, geological modeling, reservoir analysis, related consulting costs) (collectively, the “pre-FID costs”) will be borne by the working interest owners in accordance with the respective ownership percentages in the Amended Brine Unit; except that based on TETRA’s current estimate of pre-FID costs of approximately $[***] on a 100% basis Saltwerx will pay to TETRA [***]% of these pre-FID costs up to $[***] upon TETRA providing evidence of the pre-FID costs. Upon such payment, TETRA will provide

Saltwerx and Saltwerx will provide TETRA with all data, information, and/or analyses to assess the acreage within the Amended Brine Unit (“pre-FID data”), including those listed on Exhibit C hereto. Saltwerx will not be liable or responsible to reimburse TETRA for any other cost or expense incurred by TETRA prior to FID. Saltwerx will have no restrictions with regards to the confidentiality or use of the pre-FID data or data, information, and/or analyses generated by TETRA in its role as Operator of the Amended Brine Unit.

1.6.    After the formation of the Amended Brine Unit, TETRA shall drill and complete a first production test well within the Amended Brine Unit at a location and well-design to be mutually agreed upon, and Saltwerx will fund and/or reimburse TETRA for [***]% of TETRA’s out-of-pocket costs and expenses to drill and complete such production test well (up to $[***] (gross)). Upon such payment, TETRA will provide Saltwerx with all associated data and Saltwerx will have no restrictions with regards to the use of such data.

1.7    After approval of the Financial Investment Decision (“FID”) NPV10 by each party in its sole discretion, Saltwerx will fund and/or reimburse TETRA for [***]% of TETRA’s out-of-pocket costs and expenses incurred with respect to the bromine processing facilities detailed engineering design costs and expenses (up to $[***]). Also, after FID, except as provided in the preceding sentence: (1) all costs of developing the upstream brine development (as described in Exhibits B and E of the Amended Brine Unit Application) will be borne by the parties based on their respective shares of lithium ownership within the Amended Brine Unit; (2) all costs associated with the construction and operation of lithium processing facilities associated with the Amended Brine Unit will be borne by the parties based on their respective shares of lithium ownership within the Amended Brine Unit; and (3) all costs associated with construction and operation of the bromine processing facilities associated with the Amended Brine Unit will be borne by TETRA. TETRA will provide Saltwerx with all data, information, and/or analyses relating to these developments and expenses, and Saltwerx will have no restrictions with regards to the confidentiality or use thereof.

1.8.     Prior to the completion of the lithium FEED study (but after the Amended Brine Unit is established by order of the AOGC after expiration of the applicable sixty (60)-day election period for other unleased brine interest owners in the Amended Brine Unit), Saltwerx will have the option to trade all of its initial 35% ownership of a real property interest in the bromine in-place to TETRA (as such percentage may be adjusted upward as contemplated in paragraph 1.3) in exchange for receiving from TETRA ownership of a real property interest in the lithium in-place that will increase Saltwerx’s ownership of a real property interest in the lithium-in-place to 51% (as such percentage may be adjusted upward as contemplated in paragraph 1.3).

If Saltwerx exercises this option, TETRA will execute a lithium limited mineral assignment (or other required documentation) to transfer to Saltwerx a real property interest in the lithium in-place sufficient to increase Saltwerx’s interest in the lithium-in-place in the Amended Brine Unit to 51% (as such percentage may be adjusted upward as contemplated in paragraph 1.3), and Saltwerx will execute a bromine limited mineral assignment (or other required documentation) to transfer a real property interest in all of the interest it holds in the bromine in-place located in the Amended Brine Unit to TETRA.
1.9.    Except to the extent TETRA is removed as operator under the Brine Unit Operating Agreement or TETRA resigns as operator as required pursuant to paragraph 1.11(c), TETRA will remain operator for the lithium development through completion of the FEED study; but following completion of the FEED study and conditioned upon Saltwerx exercising its right to increase its ownership of the lithium-in-place to at least 51% as provided in paragraph 1.7, Saltwerx will have the option to assume operatorship of the lithium plant development and operation.
1.10.    After approval of the FID NPV10 by both parties and until one year after the commencement of commercial production of lithium from the Amended Brine Unit (the “option period”), TETRA agrees that Saltwerx will have the option to obtain a lithium limited mineral assignment from TETRA to increase Saltwerx’s ownership of a real property interest in the lithium-in-place to [***]% by purchasing such lithium-in-place interests from TETRA for cash consideration at a discount to the FID approved NPV10. Ownership interests in the lithium value chain (including the lithium facilities) will be realigned with the Amended Brine Unit lithium in-place ownership percentages in connection with the exercise of any such option, and the parties agree to (a) execute a limited mineral assignment to effect the transfer by TETRA to Saltwerx, for no additional consideration, ownership of the lithium-in-place in the Amended Brine Unit to [***]% and (b) execute, deliver and file of record such other instruments of conveyance, assignment or transfer with respect to the lithium limited mineral assignment and to take such other action as may be necessary to carry out the intent and purpose of this paragraph 1.9. The cash consideration will be calculated as noted below, contingent upon achieving FID.

(a)    Price paid by Saltwerx to TETRA = (lithium interest % acquired) * (NPV10 of lithium project) * (1 – Discount%).

(b)    During the period beginning 90 days following the commencement of commercial production of lithium and ending at the expiration of the option period, the discount to NPV10 (“Discount%”) will be [***]%.

(c)     During the period beginning from approval of FID by both parties and ending 89 days after the commencement of commercial lithium production, TETRA and Saltwerx agree to work together in good faith to negotiate a Discount% schedule applicable from FID until 89 days after commercial lithium production. The Discount% schedule will specify the initial Discount% at FID and/or the start of the option period (intended to represent the maximum discount) and changes to the Discount% as project milestones are achieved up to 89 days after the start of commercial lithium production.

(c)     The assumed lithium price for the purposes of calculating the price to be paid by Saltwerx will be $[***]).

1.11.    Notwithstanding anything contained to the contrary in the Brine Unit Operating Agreement, during the period between expiration of the 60-day election period following the Amended Brine Unit is approved until such time as TETRA and Saltwerx execute the definitive JV and Project Agreements, the following provisions shall apply in respect of any activities or operations under or with respect to the Brine Unit Operating Agreement:

(a)    TETRA shall not undertake any operations under the Brine Unit Operating Agreement without Saltwerx’s written consent, which shall not be unreasonably withheld; provided, however, that such restrictions shall not apply to those operations expressly contemplated in Exhibit B to the Amended Brine Unit Application to the extent the cost and expense for those operations do not exceed the amount set forth for those operations in Exhibit E to the Amended Brine Unit Application.

(b)    With respect to any operation that Saltwerx proposes under the Brine Unit Operating Agreement in which TETRA is a Non-Consenting Party (as such term is defined in the Brine Unit Operating Agreement), upon Saltwerx’s written request, TETRA shall promptly designate Saltwerx as operator under the Brine Unit Operating Agreement in respect of such operation.

(c)     If the Party designated as Operator of the Amended Brine Unit (whether TETRA or Saltwerx) fails or refuses to carry out its obligations or duties under the Brine Unit Operating Agreement or fails to conduct its activities under the Brine Unit Operating Agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good and customary practices for the brine production industry, and in accordance with applicable law and regulation, and, in either case, fails to cure the same within sixty (60) days after receiving written notice thereof, the breaching party shall immediately resign as operator under the Brine Unit Operating Agreement and shall vote to approve the non-breaching party as operator under the Brine Unit Operating Agreement.

(d)    If the breaching party is removed as operator, the breaching party shall have the obligation to promptly share all information and provide copies of any and all documents, correspondence, information or other similar materials related to the Amended Brine Unit and the Prior Brine Unit Application, as applicable, (including with respect to unit operations or the contemplated transactions) to the non-breaching party. In the event the non-breaching party is appointed as operator of the Amended Brine Unit under the Brine Unit Operating Agreement, the breaching party will promptly assist in the transition of operations and transfer of any information or documents related to the Amended Brine Unit.

1.12.    The parties agree that, from time to time after the execution of this MOU, each party will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary (a) to execute one or more stipulations, limited mineral assignments, and/or cross-assignments of interests to vest a real property interest in the Amended Brine Unit in Saltwerx pursuant to and as contemplated by paragraphs 1.2 and 1.3 and (b) to otherwise carry out the purposes and intents of this MOU.

2.    Non-Binding Commercial Understandings.

2.1.    TETRA and Saltwerx acknowledge the potential complexity involved in forming one or more joint ventures (or joint developments) to own and operate the Amended Brine Unit for the purpose of brine production through the marketing of the bromine and lithium processed from such production. It is the desire of both parties to consider commercial design, with an emphasis on achieving a balance between the need for comprehensive governance, operational clarity, and avoidance of unnecessary complexity. TETRA and Saltwerx will consider if joint venture(s) formation is required in addition to a joint development agreement(s) and joint operating agreement(s).

2.2.    Saltwerx acknowledges TETRA will require financing solutions to develop the Amended Brine Unit for the purpose of brine production through the extraction of the bromine and lithium from such production. Saltwerx expresses its desire to work collaboratively with TETRA to identify and align on viable financing solutions that equitably distribute risk for all stakeholders. The collaboration is aimed at enabling project success subject to due diligence, FEED, risk analysis, and achieving specific project milestones as mutually agreed by TETRA and Saltwerx.

2.3.    The parties desire to work in good faith to negotiate the terms and conditions of the JV and Project Agreements which are mutually acceptable to the parties that are not inconsistent with the terms and conditions of this MOU.

3.    Representations. Each party hereby represents to the other party that:

(a)    It is a corporation or limited liability company, duly incorporated or organized and validly existing under the laws of the state of its incorporation or organization, as the case may be, and has all requisite authorizations required by applicable law to perform its obligations under this MOU.

(b)    The execution, delivery and performance of this MOU by it have been duly authorized by all requisite corporate or limited liability company, as the case may be, action and will not (i) violate any provisions of its by-laws or other organizational documents, or (ii) result in a breach or acceleration of any performance required by the terms of any contract, agreement or arrangement to which it is a party, or any applicable laws.

(c)    This MOU is valid and legally binding obligation of it, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy laws affecting creditors’ rights generally and by general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

(d)    No consent, approval, authorization or permit of, or filing with or notification to, any person or entity (other than the AOGC) is required for or in connection with the execution and delivery of this MOU by such party or for or in connection with its performance of any obligation of any term or condition of this MOU.

4.    Miscellaneous Provisions.

4.1.    For the avoidance of doubt and notwithstanding anything contained in this MOU to the contrary, the terms or provisions set forth in paragraph 2 of this MOU shall not constitute (x) a binding commitment or agreement on the part of either party or (y) an agreement, an offer to enter into an agreement or an agreement to agree, and neither party shall make or assert anything to the contrary. Nothing in this MOU (i)  obligates either party to enter into any agreement, negotiation, or transaction concerning the matters set forth in paragraph 2 of this MOU, or (ii) except to the extent provided in paragraph 1.4 of this MOU, (A) prevents either party from entering into any similar agreement, negotiation, or transaction with any third parties, or (B) limits either party’s right to develop, acquire, or participate in any projects, transactions, markets, products, services or business arrangements. Neither party shall be bound by any JV and Project Agreement until such time, if any, that such party obtains all necessary internal and external approvals and consents to execute and deliver such JV and Project Agreement and a duly authorized officer of such party has executed the same.

4.2.    This MOU does not create a partnership, joint venture or relationship of trust or agency between the parties. Neither party shall be authorized to act on behalf of the other, or to make representations or commitments of any kind on behalf of the other party; except that, subject to compliance with the NDA (as defined below), nothing shall restrict TETRA from providing information or otherwise making disclosures as requested by or required pursuant to the rules of the AOGC.

4.3.    Each party shall be responsible for its own expenses incurred in connection with entering into this MOU and the transactions contemplated herein, including the negotiation of the JV and Project Agreements. Saltwerx will have the right to audit the books and records of TETRA to confirm that all amounts paid to TETRA hereunder were properly billed.

4.4.    Except as set forth in Sections 1.5, 1.6 and 1.7, this MOU is subject to the Confidentiality Agreement executed between TETRA and [***] dated March 20, 2023 (the “NDA”). Other than to the extent required by or otherwise made in connection with disclosure obligations (including in any press releases made in connection with such disclosure obligations) under the rules or regulations of the Securities and Exchange Commission (“SEC”) applicable to the parties hereto, neither party shall make any public announcement about the execution of this MOU. If a public announcement is required in connection with SEC rules or regulations, the disclosing party agrees to reasonably cooperate with the other party as to the content of such public announcement, subject to the disclosing parties obligation to satisfy legal obligations applicable to it on a timely basis.

4.5.    If the parties cannot reach agreement on the definitive JV and Project Agreements within 365 days after the Execution Date, then the provisions of paragraph 2 hereof shall be disregarded in their entirety.

4.6.    This MOU shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of another jurisdiction.

4.7.    Nothing herein is intended or shall be construed to confer upon any person or entity other than the parties and their permitted successors or assigns, any rights or remedies under or by reason of this MOU (including without limitation any other participating or non-participating owner within the Amended Brine Unit).

4.8.    Neither this MOU, nor any rights or obligations hereunder, may be assigned, delegated or conveyed by either party without the prior written consent of the other party, which consent may be withheld, conditioned or delayed at such other party’s sole discretion.

4.9.    This MOU may not be altered, changed or amended, except by an instrument in writing executed by both parties. No failure or delay of any party in exercising any right hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right, or discontinuance of steps to enforce such right, preclude any other or future exercise thereof.

4.10.    This MOU and the exhibits hereto constitute the entire agreement between the parties with respect to the subject matter hereof, and all prior correspondence, draft agreements, and all other communications prepared or exchanged in the course of discussions or understandings with respect to this MOU, are superseded by this MOU and all exhibits hereto, other than the NDA which shall remain in full force and effect notwithstanding the terms set forth in this MOU. In the event of any conflict between this MOU (or any portion hereof) and the Brine Unit Operating Agreement, the terms of this MOU shall prevail.

4.11.    Any notice or other communication required in connection with this MOU shall be delivered in writing and shall be delivered by registered mail, by expedited deliver services or by email. Subject to the remaining provisions of this paragraph 4.11, any such notice or communication shall be deemed given upon its delivery at the following address (or at such other address for delivery that a party may notify the other in accordance with this paragraph 4.11):
If to TETRA:
TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, TX 77380
Attention: General Counsel
Email: [***]

If to Saltwerx:
Saltwerx LLC
[***]
Attention [***]
Email: [***]
A notice shall be effective and deemed properly given: (i) if delivered before or during business hours of the receiving party on a business day, then at the later of 10:00 a.m. (receiver time) on the same business day or at the time and date of delivery; or (ii) if delivered other than before or during business hours on a business day, then at 10:00 a.m. (receiver time) on the next business day after the delivery. Delivery by email shall occur when the sender receives confirmation of the receiving party’s receipt of such email (and the recipient shall promptly respond to the sender’s email with such confirmation of receipt).

4.12.    In the event that any paragraph, provision or part of this MOU is held by a court or arbitral tribunal to be void, invalid, illegal or unenforceable, such provision shall be stricken and the remainder shall continue in full force and effect.

4.13.    This MOU may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, TETRA and Saltwerx have caused this MOU to be executed as of the date first written above.

TETRA TECHNOLOGIES INC.

By:	/s/ Brady M. Murphy
Name:	Brady M. Murphy
Title:	President & Chief Executive Officer

SALTWERX LLC

By:	/s/ [***]
Name:	[***]
Title:	[***]

Signature Page to Memorandum of Understanding